                             EXHIBIT 1.A.5.(a)(1)


       Specimen form of Montana Flexible Premium Adjustable Combination
                   Fixed and Variable Life Insurance Policy

                        SOUTHLAND LIFE INSURANCE COMPANY
                             (A TEXAS CORPORATION)
           5780 POWERS FERRY ROAD, N.W., ATLANTA, GEORGIA 30327-4390
                                MAILING ADDRESS
                 P. O. BOX 105006, ATLANTA, GEORGIA 30348-5006
                       A STOCK COMPANY - ESTABLISHED 1908

                                 [JOHN Q. DOE]

               [12-3456789-0]                 [$100,000]

                 AGREEMENT BY SOUTHLAND LIFE INSURANCE COMPANY

Southland Life Insurance Company will pay the benefits described in this Policy in accordance with the terms of this Policy.

                     CONSIDERATION FOR ISSUING THIS POLICY

This Policy is issued in consideration of:
  1. The application; and
  2. Payment of the first premium.

                       PLEASE READ YOUR POLICY CAREFULLY

This Policy is a legal contract between the Policyowner and the Company.

                                FREE LOOK PERIOD

YOU HAVE THE RIGHT TO EXAMINE AND RETURN THIS POLICY. THIS POLICY MAY BE RETURNED TO THE AGENT OF THE COMPANY WITHIN 20 DAYS OF RECEIPT, 45 DAYS AFTER YOU SIGN THE APPLICATION OR 10 DAYS AFTER WE MAIL THE NOTICE OF WITHDRAWAL RIGHT, WHICHEVER IS LATEST. THE POLICY WILL BE DEEMED TO BE RECEIVED BY YOU 15 DAYS AFTER IT IS MAILED FROM OUR CUSTOMER SERVICE CENTER. THE POLICY MAY BE RETURNED BY MAIL OR OTHER DELIVERY TO OUR CUSTOMER SERVICE CENTER OR TO OUR AUTHORIZED AGENT WHO SOLD IT. IT WILL THEN BE VOID FROM THE BEGINNING. UPON RETURN OF THE POLICY, WE WILL REFUND ALL PREMIUMS PAID.

This Policy is signed for Southland Life Insurance Company by



        [SIGNATURE APPEARS HERE]   [SIGNATURE APPEARS HERE]

               President                 Secretary


                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
   DEATH BENEFITS AND OTHER VALUES PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THESE VALUES MAY
 INCREASE OR DECREASE BASED ON INVESTMENT EXPERIENCE AND ARE NOT GUARANTEED AS
   TO A FIXED DOLLAR AMOUNT. DEATH BENEFITS ARE PAYABLE BY US TO THE
    BENEFICIARY UPON THE DEATH OF THE INSURED PRIOR TO MATURITY. THE NET
     ACCUMULATION VALUE, IF ANY, IS PAYABLE BY US IF THE INSURED IS LIVING UPON
      MATURITY.  FLEXIBLE PREMIUMS ARE PAYABLE BY THE OWNER DURING THE LIFETIME
                         OF THE INSURED UNTIL MATURITY.

                            CUSTOMER SERVICE CENTER
                                P. O. BOX 173789
                             DENVER, CO 80217-3789
                                 (800) 224-3035

                               TABLE OF CONTENTS

POLICY SCHEDULE.......................................................   4
  Allocation of Initial Premium.......................................   5
  Benefit and Premium Schedule........................................   6
  Target Death Benefit Schedule.......................................   7
  Guaranteed Maximum Expense Charges..................................   8
  Guaranteed Maximum Surrender Charges................................   9

DEFINITIONS...........................................................  10

OWNERSHIP AND BENEFICIARY PROVISIONS..................................  13
  Ownership...........................................................  13
  Beneficiary.........................................................  13
  Assignment..........................................................  13

PAYMENT OF PREMIUMS...................................................  13
  Premiums............................................................  13
  Excess Premium......................................................  14
  No-Lapse Guarantee..................................................  14
  Allocation of Net Premium...........................................  14
  Continuation of Insurance...........................................  14
  Grace Period........................................................  15
  Reinstatement.......................................................  15

DEATH BENEFITS........................................................  15
  Proceeds Payable at Death Prior to Age 100..........................  15
  Death Benefit Amount................................................  16
  Maturity at Age 100.................................................  16
  Optional Continuance Beyond Age 100.................................  16

POLICY CHANGES........................................................  17
  Right to Make Change................................................  17
  Increase in Stated Death Benefit....................................  17
  Decrease in Stated Death Benefit....................................  17
  Change of Death Benefit Type........................................  17
  Change of Benefits Option...........................................  18

VARIABLE ACCOUNT......................................................  18
  Accumulation Unit Value.............................................  18
  Accumulation Experience Factor......................................  19
  Subaccount Accumulation Value.......................................  19
  Persistency Refund..................................................  20

GUARANTEED INTEREST ACCOUNT...........................................  20

TRANSFERS.............................................................  21
  Excess Transfer Charge..............................................  21
  Dollar Cost Averaging Facility......................................  22
  Automatic Rebalancing...............................................  22

POLICY SURRENDER AND WITHDRAWALS......................................  23
  Policy Surrender....................................................  23
  Withdrawals.........................................................  23
  Withdrawal Transaction Charge.......................................  24

POLICY LOANS..........................................................  24
  Making a Policy Loan................................................  24
  Interest Credited...................................................  24
  Interest Charges....................................................  24
  Other Borrowing Rules...............................................  25
  Repaying a Policy Debt..............................................  25

POLICY CHARGES........................................................  25
  Taxes and Sales Loads...............................................  25
  Monthly Deduction...................................................  25
  Cost of Insurance Charge............................................  26
  Basis of Computations...............................................  27
  Guaranteed Maximum Monthly Cost of Insurance Rates..................  28
  Mortality Expense and Risk Charge...................................  30
  Portfolio Expenses..................................................  30
  Surrender Charges...................................................  30

REPORTS...............................................................  31
  Annual Report.......................................................  31
  Other Reports.......................................................  31

GENERAL POLICY PROVISIONS.............................................  32
  Conformity with Montana Statutes....................................  32
  Policy Incontestability.............................................  32
  Termination.........................................................  32
  Age and Sex Misstatement............................................  32
  Suicide.............................................................  32
  Modifications.......................................................  33
  Delay of Payment by Law.............................................  33

CONVERSION OF POLICY..................................................  33

HOW BENEFITS ARE PAID.................................................  34
  Selecting an Optional Payment.......................................  34
  Provisions Relating to Options 1, 3, and 4..........................  34

SETTLEMENT OPTION TABLE 1.............................................  35

SETTLEMENT OPTION TABLE 2.............................................  35

                                POLICY SCHEDULE


POLICY NUMBER                            [12-3456789-0]

INSURED PERSON                           [JOHN Q. DOE]

ISSUE AGE                                [35]

INSURED PERSON'S SEX                     [MALE]

RISK CLASS                               [STANDARD TOBACCO]

RISK FACTOR                              [1.00]

POLICY DATE                              [JUNE 1, 1996]

MINIMUM STATED DEATH BENEFIT             [$100,000]

MONTHLY PROCESSING DATE                  [1ST]

DEATH BENEFIT TYPE                       [A]

BENEFICIARY NAME                         [MARY J. DOE]

BENEFICIARY RELATIONSHIP                 [SPOUSE]

FIRST PREMIUM                            [$1,600.00]

PLANNED PERIODIC PREMIUM                 [$1,600.00]

MODE AT ISSUE                            [ANNUAL]

NO-LAPSE MONTHLY PREMIUM                 [$54.00]

OWNER                                    [JOHN Q. DOE]

                         ALLOCATION OF INITIAL PREMIUM


[Alger American Small Capitalization Subaccount        0%
[Alger American MidCap Growth Subaccount]             25%
[Alger American Leveraged AllCap Subaccount]           0%
[Alger American Growth Subaccount]                     0%

[Fidelity VIP II Asset Manager Subaccount]             0%
[Fidelity VIP Growth Subaccount]                      25%
[Fidelity VIP Overseas Subaccount]                     0%
[Fidelity VIP Money Market Subaccount]                 0%
[Fidelity VIP II Index 500 Subaccount]                 0%
[Fidelity VIP Equity-Income Subaccount]                0%
[Fidelity VIP High Income Subaccount]                  0%
[Fidelity VIP II Contrafund Subaccount]                0%
[Fidelity VIP II Investment Grade Bond Subaccount]     0%

[Janus Growth Subaccount]                             25%
[Janus Aggressive Growth Subaccount]                   0%
[Janus Worldwide Growth Subaccount]                    0%
[Janus International Growth Subaccount]                0%
[Janus Balanced Subaccount]                            0%
[Janus Short-Term Bond Subaccount]                     0%

[INVESCO Industrial Income Subaccount]                 0%
[INVESCO Utilities Subaccount]                        25%

Guaranteed Interest Account                            0%

If you elect to invest in a particular investment option, at least 5% of your Premiums must be allocated to that option. All percentage allocations must be in whole numbers.

                          BENEFIT AND PREMIUM SCHEDULE



                                  Benefit          Premium
                                 ---------     ----------------
                                  Amount       No-Lapse  Target
                                  On Policy    Monthly   Annual
                                  Date         Premium   Premium

Stated Death Benefit              $100,000     $54.00    $800.00

TOTAL PREMIUMS ON POLICY DATE                  $54.00    $800.00

                         TARGET DEATH BENEFIT SCHEDULE


               (1)               (2)             (3)

               Target            Base            Adjustable
               Death Benefit     Death Benefit   Term Rider
               Amount            Amount          Amount
                                 *               (1)-(2)
               Not Applicable    $100,000        Not Applicable



*The Stated Death Benefit is shown in column (2). A higher amount based on your Policy's Accumulation Value may apply (as defined on Page 16 under "Death Benefit Amount").

                                EXPENSE CHARGES



GUARANTEED MAXIMUM PERCENTAGE OF PREMIUM EXPENSE CHARGES
  Premium Tax                                    2.5% of each Premium
  Federal Tax on Deferred Acquisition Costs      1.5% of each Premium

  We reserve the right to increase or decrease the premium expense charge for taxes due to any change in tax law. We further reserve the right to increase or decrease the premium expense charge for the federal income tax treatment of deferred acquisition costs due to any change in the cost to us.

  Guaranteed Maximum Sales Load                  4.0% of each Premium

GUARANTEED MAXIMUM MONTHLY ADMINISTRATIVE EXPENSE CHARGES
  Initial Policy Charge in 1st Policy Year       $20 per month for 1st 12 months
  Monthly Policy Charge in all Policy Years      $10 per month in every month

GUARANTEED MAXIMUM ANNUAL CHARGE TO VARIABLE ACCOUNTS
  Charge for Mortality and Expense Risk          .90% of Subaccount Accumulation Unit Value
                                                 (.002466% daily equivalent)

  These charges do not apply to the Guaranteed Interest Account

GUARANTEED MAXIMUM POLICYHOLDER TRANSACTION CHARGES
  Premium Allocation Changes
     Charge for more than 5 per Policy Year      $25 each after the 5th in a Policy Year

  Automatic Rebalancing Changes
     Charge for more than 5 per Policy Year      $25 each after the 5th in a Policy Year

  Withdrawal
     Charge for more than 1 per Policy Year      Lesser of $25 or 2% of Withdrawal Amount
                                                 each withdrawal after the 1st in a PolicyYear

  Excess Transfer Between Subaccounts and/or Guaranteed Interest Account
     Charge for more than 12 per Policy Year     $25 each after the 12th in a Policy Year

  Policy Illustrations                           $50 each


GUARANTEED MAXIMUM SURRENDER CHARGES

  ADMINISTRATIVE SURRENDER CHARGE Per $1,000 of Stated Death Benefit Segment Surrendered


          Duration                  Amount of Charge

           1-9                            $4.00
           10                             $3.33
           11                             $2.67
           12                             $2.00
           13                             $1.33
           14                             $0.67
           15 and later                   $0.00

  PERCENTAGE OF PREMIUM SALES SURRENDER CHARGES Per Stated Death
   Benefit Segment Surrendered

          Duration           Amount of Charge
           1-2                  .26 X Premium Paid up to 1st Target Premium
                           plus .06 X Premium Paid above 1st Target up to 2nd Target Premium plus .05 X Premium Paid above 2 Target Premiums
                           ---- ------------------------------------------
                           =          Sales Surrender Charge in 1st or 2nd year

           3-9                  .46 X Premium Paid up to 1st Target Premium
                           plus .44 X Premium Paid above 1st Target up to 2nd Target Premium
                           ---- ------------------------------------------------------------
                           =          Sales Surrender Charge in 3rd through 9th years = SC9

           10              SC9 X .833333

           11              SC9 X .666667

           12              SC9 X .500000

           13              SC9 X .333333

           14              SC9 X .166667

           15 and later    0


(No surrender charges apply after Age 98)

                                  DEFINITIONS

ACCUMULATION VALUE: The "Accumulation Value" is the combined value of your Policy in all of the Subaccounts of the Variable Account, Guaranteed Interest Account and the values held in the General Account to secure policy loans.

ADJUSTABLE TERM INSURANCE RIDER: The "Adjustable Term Insurance Rider" is available to add death benefit coverage to your Policy. This Rider is included in your Policy if an amount is listed on page 6 and page 7. The amount of death benefit coverage provided under this rider is the difference between the Target Death Benefit and the Base Death Benefit.

AGE: The Insured's "Age" at any time is his or her age on the birthday nearest the Policy Date increased by the number of Policy Years elapsed since the Policy Date.

BASE DEATH BENEFIT: The "Base Death Benefit" depends on the death benefit type you choose. Under Type A, the Base Death Benefit is the greater of the Stated Death Benefit or a multiple of the Accumulation Value on the date of the Insured's death. Under Type B, the Base Death Benefit is the greater of the Stated Death Benefit plus the Accumulation Value on the date of the Insured's death, or a multiple of the Accumulation Value on the date of the Insured's death.

BENEFICIARY: The "Beneficiary" is the person to whom the Death Benefit (payable on the death of an Insured) is paid.

CASH SURRENDER VALUE: The "Cash Surrender Value" of the Policy on any Valuation Day is the Net Accumulation Value minus any Surrender Charge that would apply that day.

CODE:  The "Code" is the Internal Revenue Code of 1986, as amended.

CUSTOMER SERVICE CENTER: The Southland "Customer Service Center" is the Company's offices at P.O. Box 173789, Denver, CO 80217-3789. For overnight delivery, the address is 8515 East Orchard Road, 9T2, Englewood, CO 80111.

DEATH BENEFIT: The "Death Benefit" is the Base Death Benefit plus any additional life insurance proceeds provided by any riders. If the Adjustable Term Insurance Rider is in effect, the Death Benefit is equal to the Target Death Benefit plus any additional life insurance proceeds provided by any other riders.

DEATH BENEFIT PROCEEDS: The "Death Benefit Proceeds" are the proceeds payable to the Beneficiary by us upon due proof of death of the Insured while the Policy is in force equal to: [1] the Death Benefit; minus [2] any outstanding Policy Debt; minus [3] any monthly deductions not yet deducted.

FREE LOOK PERIOD: The "Free Look Period" is the period during which you may return the Policy and receive a refund of all premiums paid.

GENERAL ACCOUNT: The "General Account" represents our corporate assets other than those segregated in any separate account established by us.

GROSS WITHDRAWAL: A "Gross Withdrawal" is a Withdrawal plus any applicable Withdrawal Transaction Charge and any applicable Surrender Charge.

GUARANTEED INTEREST ACCOUNT: The "Guaranteed Interest Account" is a part of our General Account, to which a portion of the Accumulation Value may be allocated and which provides guarantees of principal and interest.

GUARANTEED INTEREST ACCOUNT ACCUMULATION VALUE: The "Guaranteed Interest Account Accumulation Value" is the value under the Policy in the Guaranteed Interest Account.

INSURED: The "Insured" means the person upon whose life the Policy is issued.

MONTHLY DEDUCTION: The "Monthly Deduction" is the total amount of deduction taken from the Accumulation Value on each Monthly Processing Date and includes the initial Policy charge (during the first 12 months), the Monthly Administrative Charge, the cost of insurance charge and any charges for additional benefits provided by riders.

MONTHLY PROCESSING DATE: The "Monthly Processing Date" is the date each month on which the monthly deductions from the Accumulation Value are deducted. The first Monthly Processing Date will be the Policy Date or the date on which the initial Net Premium is allocated to your Policy, if later. Subsequent Monthly Processing Dates will be the same date as the Policy Date each month thereafter unless this is not a Valuation Day, in which case the Monthly Processing Date occurs on the next Valuation Day.

NET ACCUMULATION VALUE: The "Net Accumulation Value" on any Valuation Day is the Accumulation Value on that day less policy loans (and interest thereon) and if other than the Monthly Processing Date, the monthly deduction that would be deducted on the next Monthly Processing Date.

NET PREMIUM: The "Net Premium" is the premium amount paid less any sales and tax charges. These charges are deducted from each premium before the premium is applied to your Accumulation Value.

NO-LAPSE MONTHLY PREMIUM: The "No-Lapse Monthly Premium" is a benchmark monthly premium calculated for each Policy based on the Age, sex and risk class of the Insured, the requested Stated Death Benefit and any additional benefits provided by riders. It is used for purposes of the No-Lapse Guarantee.

NO-LAPSE GUARANTEE: The "No-Lapse Guarantee" refers to our guarantee to keep the Policy in force during the first three Policy Years, regardless of the sufficiency of the Cash Surrender Value, so long as total premiums paid, less Withdrawals and Policy Debt, is at least equal to the cumulative amount of No-Lapse Monthly Premiums for the Policy Months the Policy has been in force.

OWNER: The "Owner" is the person(s) who owns the Policy and who is entitled to exercise all rights and privileges provided in the Policy.

POLICY ANNIVERSARY: The "Policy Anniversary" is the first day of each Policy
Year.

POLICY DATE: The "Policy Date" is shown on the Schedule and is the date the Policy becomes effective.

POLICY DEBT: The "Policy Debt" is equal to unrepaid policy loans (including unpaid interest added to the loan) plus accrued interest not yet due.

POLICY LOAN ACCOUNT: The "Policy Loan Account" is described in the "Policy Loans" section of this Policy.

POLICY YEAR: Each "Policy Year" starts on the same day and month as the Policy Date.

PORTFOLIO: A "Portfolio" refers to a division of an underlying mutual fund in which assets of a corresponding Subaccount are invested.

SEC: The "SEC" is the Securities and Exchange Commission.

STATED DEATH BENEFIT: The "Stated Death Benefit" is a dollar amount used to determine the death benefit under the Policy and is shown in the Policy Schedule on page 6.

SUBACCOUNT: A "Subaccount" is a subdivision of the Variable Account, the assets of which are invested in a corresponding Portfolio.

SUBACCOUNT ACCUMULATION VALUE: The "Subaccount Accumulation Value" is the value under a Policy in a particular Subaccount.

SURRENDER: A "Surrender" is a Written Request for the Cash Surrender Value which terminates the Policy.

TARGET DEATH BENEFIT: The "Target Death Benefit" is the death benefit specified by the Owner when an Adjustable Term Insurance Rider is added to the Policy and shown on Page 7 if applicable.

TARGET PREMIUM: A "Target Premium" refers to a premium amount we use to calculate the sales load charge and the sales surrender charge. A Target Premium is determined for the initial Stated Death Benefit on the Policy Date, and an additional Target Premium is determined for each increase in Stated Death Benefit based on the Insured's Age, sex and risk class. The Target Premium is not based on the premium you plan to pay for your Policy. It is generally less than planned premiums for a Policy Year. It may be more or less than the No-Lapse Monthly Premium for a Policy Year, depending on the supplemental benefits added to the Policy.

VALUATION DAY: For each Subaccount, a "Valuation Day" is each day on which the New York Stock Exchange and Southland's Customer Service Center are both open for business except for a day that a Subaccount's corresponding Portfolio does not value its shares. The New York Stock Exchange is currently closed on weekends and on the following holidays: New Year's Day, President's Day, Good Friday, Memorial Day, July Fourth, Labor Day, Thanksgiving and Christmas Day. Southland's Customer Service Center is normally not open on the following days: the Monday before New Year's Day, July Fourth or Christmas Day, if any of these holidays fall on a Tuesday; the Friday after New Year's Day, July Fourth or Christmas Day, if any of these holidays fall on a Thursday; and the Friday after Thanksgiving.

VALUATION PERIOD: A "Valuation Period" begins at 4:00 p.m. Eastern time on a Valuation Day and ends at 4:00 p.m. Eastern time on the next succeeding Valuation Day.

WE, US, OUR, SOUTHLAND AND THE COMPANY: "We," "us," "our," "Southland" and "the Company" refer to Southland Life Insurance Company.

WITHDRAWAL: A "Withdrawal" refers to the surrender of a portion of the Net Accumulation Value.

WRITTEN NOTICE OR WRITTEN REQUEST: A written notice or written request in a form satisfactory to the Company which is signed by the Owner and received at the Customer Service Center.

YOU AND YOUR: "You" and "your" refer to the Owner of this Policy.

OWNERSHIP AND BENEFICIARY PROVISIONS

OWNERSHIP
The original Owner is the person named as the Owner in the application and shown in the Policy Schedule. You, as Owner, can exercise all rights and receive the benefits during the Insured's life before maturity. All rights of the Owner are subject to the rights of any assignee and any irrevocable Beneficiary.

BENEFICIARY
The Beneficiary will receive any death benefits of this Policy, subject to any assignment you have made. Unless otherwise provided, the interest of any Beneficiary who dies before the Insured will be paid in equal shares to any surviving Beneficiaries. If no Beneficiary is living at the Insured's death, payment will be made to the Owner's estate.

The Beneficiary may be changed by Written Request. After we record receipt of your request, the change will take effect as of the date the request is signed, but will not affect any action already taken. The rights of the former Beneficiary will cease at the same time. We may require return of the Policy to record the change.

If you give up the right to change a Beneficiary, that Beneficiary's written consent will be needed along with your Written Request to make any change in this Policy.

ASSIGNMENT
We will not honor an assignment of this Policy unless it is in writing and filed with the Company. You must provide the form of assignment. Conditions of the assignment take priority over any conflicting ownership or beneficiary provisions. It is up to you to make sure it is valid. All assignments are subject to Policy Debt(s).

PAYMENT OF PREMIUMS

PREMIUMS
Premiums must be paid to the Company. A receipt will be furnished on request. The first premium is due on the Policy Date. The Policy will not take effect until it has been delivered and the first premium paid while the Insured is alive and prior to any change in health as shown in the application.

The planned periodic premium and the mode of payment are shown on the Policy Schedule. We will send reminder notices to you for the planned periodic premium that you have selected. You may select to receive notices either annually, semiannually or quarterly. You may also arrange for payment of premiums on a monthly basis through an authorized special payment facility. All payment modes are subject to our minimum requirements for the payment mode selected. Changes in frequency and increases or decreases in the amount of planned premiums may be made by you, subject to our current administrative rules and minimum limits on premiums.

Additional unplanned premiums may be made at any time during the Insured's lifetime subject to certain limits. The premiums must be at least $100 and must be sent to our Customer Service Center.

We reserve the right to require evidence of insurability prior to accepting any premium that would increase the difference between the Accumulation Value and the Death Benefit. We reserve the right to limit total premiums paid in a Policy Year to the planned premiums selected. No premium will be accepted after maturity.

If you have a Policy Debt outstanding, any payment submitted will be treated as a loan repayment unless you indicate otherwise when submitting the payment. It no Policy Debt is outstanding, any payment submitted by you is treated as a premium payment.

EXCESS PREMIUM
It is possible that total premiums paid may reach a level that could cause an adverse effect on the tax status of the Policy. Under the Code, there is a limit on aggregate premiums for the Policy to be considered a "life insurance
contract."   Code section 7702 provides for that exclusion.  The portion of any premium received in excess of that limit will be refunded. This provision is subject to interpretations of and changes in the federal income tax laws and regulations.

NO-LAPSE GUARANTEE
We guarantee that this Policy will remain in force during the first three Policy Years, regardless of the sufficiency of the Cash Surrender Value, if the total premiums paid less any Withdrawals and Policy Debt are greater than the No-Lapse Monthly Premium multiplied by the number of months the Policy has been in force. The No-Lapse Monthly Premium for your Policy generally will be less than the monthly amount of planned premiums you select to pay. The above referred test of premiums is made on each Monthly Processing Date. As long as this test is satisfied, if the Net Accumulation Value is less than or equal to zero, the charges will be temporarily waived. Whenever the Net Accumulation Value becomes positive, a portion of all of the charges waived will be deducted from the Accumulation Value. This process will continue until the end of the No-Lapse Guaranteed period. If there is a balance of waived charges at the end of this period and there is not sufficient Accumulation Value to pay them, the Policy will enter its grace period. The No-Lapse Guarantee will not prevent the termination of the Policy if the Policy Debt equals or exceeds the Cash Surrender Value.

ALLOCATION OF NET PREMIUM
During the Free Look Period, the portion of your Net Premium which you elected to invest in a Subaccount of the Variable Account will be invested in the money market Subaccount shown on the Policy Schedule on page 5. The portion of your Net Premium which you elected to invest in the Guaranteed Interest Account will be allocated to that Account. After the Free Look Period, the balance of your assets in the money market Subaccount will be reallocated as you directed in the application for this Policy.

Subject to and in accordance with the provisions of this Policy, subsequent Net Premiums will be allocated as you directed to the Subaccounts of the Variable Account or the Guaranteed Interest Account. You may change the allocation of future premiums at any time by sending Written Notice.

If you change your Net Premium allocation more than five times per Policy Year, we will deduct a charge from the Subaccounts of the Variable Account and the Guaranteed Interest Account in the same proportion that your Accumulaton Value of each account bears to your Net Accumulation Value. The amount of this charge is $25.00 for each change over five.

CONTINUATION OF INSURANCE
If all premiums cease, the insurance provided under this Policy, including additional benefits provided by any supplemental agreements attached to this Policy, will continue in accordance with the provisions of this Policy and any such supplemental agreements for as long as the Cash Surrender Value of this Policy is sufficient to keep it in force.

GRACE PERIOD
A grace period of sixty-one (61) days is allowed to pay each premium after the first premium. If the Cash Surrender Value on a Monthly Processing Date will not cover the monthly deduction due, a sufficient premium must be paid in the grace period to cover past due charges plus an amount sufficient to keep the Policy in force for two (2) months following our receipt of the required premium. The grace period will begin on the date the notice is mailed.

Notice of the amount of premium required to be paid to keep the Policy from lapsing will be mailed to you and to any assignee at the last known address. If the premium is not paid, the Policy will terminate without value at the end of the grace period.

REINSTATEMENT
If coverage ends because a sufficient premium is not paid in a grace period, this Policy may be reinstated within five (5) years after the lapse. We would require:

  1.  satisfactory proof that the Insured is insurable;
  2. payment of premiums sufficient to keep the Policy (and applicable riders) in force from the date of lapse to the date of the expired grace period and for two months following the date of reinstatement; plus
  3. repayment or the continuance of any Policy Debt which existed when coverage ended.

At reinstatement, the Accumulation Value will be:

  1.  the Accumulation Value at the date of lapse; plus
  2.  your payments on reinstatement.

The reinstatement will be effective on the Monthly Processing Date on or next following the date of our approval. Net premiums will be allocated to Subaccounts of the Variable Account and the Guaranteed Interest Account according to your instructions in effect at the beginning of the grace period unless you direct otherwise in writing at reinstatement.

If the Policy has been surrendered, we will not reinstate this Policy.

DEATH BENEFITS

PROCEEDS PAYABLE AT DEATH PRIOR TO AGE 100
We will pay the Death Benefit Proceeds of this Policy to the Beneficiary on receipt of proof that the Insured died while this Policy was in force. These proceeds will equal:

  1.  the Base Death Benefit; plus
  2.  amounts payable from any additional benefits provided by any rider; minus
  3.  any monthly deductions due in the grace period, if applicable; minus
  4.  any Policy Debt.

Payment of Death Proceeds is subject to the "Age Misstatement," "Policy Incontestability" and "Suicide" provisions of this Policy.

Payment will be in a lump sum unless you request an alternate form of payment by Written Request (See "How Benefits Are Paid"). Interest will be paid on this lump sum as required by applicable state law, or until another payment option is selected. Interest will be at the rate we declare, or at any higher rate required by law.

DEATH BENEFIT AMOUNT
If death benefit type A is shown on the Policy Schedule, the Base Death Benefit equals the larger of:

  1.  the Stated Death Benefit; or
  2.  a multiple of the Accumulation Value on the date of death.

If death benefit type B is shown on the Policy Schedule, the Base Death Benefit equals the larger of:

  1.  the Stated Death Benefit plus the Accumulation Value on the date of death;
      or
  2.  a multiple of the Accumulation Value on the date of death.

In both cases, the multiple in (2) depends on the Insured's Age at death. The table of multiples in effect as of the Policy Date is shown below. If the table becomes inconsistent with any federal income tax laws and regulations, we reserve the right to change it.


------------------------------------------------------------------------
                        DEATH BENEFIT MULTIPLES
------------------------------------------------------------------------
            Multiple of   Attained  Multiple of   Attained  Multiple of
 Attained   Accumulation    Age     Accumulation    Age     Accumulation
   Age         Value                   Value                   Value
------------------------------------------------------------------------
  0 - 40            2.50        54          1.57        68          1.17
    41              2.43        55          1.50        69          1.16
    42              2.36        56          1.46        70          1.15
    43              2.29        57          1.42        71          1.13
    44              2.22        58          1.38        72          1.11
    45              2.15        59          1.34        73          1.09
    46              2.09        60          1.30        74          1.07
    47              2.03        61          1.28       75-90        1.05
    48              1.97        62          1.26        91          1.04
    49              1.91        63          1.24        92          1.03
    50              1.85        64          1.22        93          1.02
    51              1.78        65          1.20        94          1.01
    52              1.71        66          1.19      95-100        1.00
    53              1.64        67          1.18
------------------------------------------------------------------------

MATURITY AT AGE 100
If the Insured is living at attained age 100 and this Policy is in force, we will pay you the Policy's Net Accumulation Value and the Policy will terminate.

It is possible that the coverage will terminate prior to age 100 if premiums are not paid regularly or are insufficient to cover Monthly Deductions. Coverage may be affected also by changes in the interest rates and monthly deductions.

OPTIONAL CONTINUANCE BEYOND AGE 100
You may make a Written Request that we defer payment of proceeds and continue the Policy in force. We must receive your Written Request at least one year before maturity.

During continuance, the Death Benefit at any time will be the Net Accumulation Value. The Accumulation Value will increase with interest at the guaranteed rate or higher rate as we may determine. No further monthly deductions will apply. No more premiums may be paid after continuance.

POLICY CHANGES

RIGHT TO MAKE CHANGE
You may make any of the following changes by Written Request. No change will be permitted that would result in the failure of this Policy to be a "life insurance contract" by virtue of not satisfying the requirements of section 7702 of the Code or as set forth in any applicable successor provisions thereto. In addition, each change is subject to the conditions stated.

INCREASE IN STATED DEATH BENEFIT
After the first Policy Year and prior to Age 76, you may request an increase in the Stated Death Benefit. An increase in Stated Death Benefit can only be requested during the thirty day period preceding a Policy Anniversary. Any increase in the Stated Death Benefit must be at least $10,000 and must be applied for on a written application. Evidence of insurability satisfactory to us must be submitted. An increase will become effective as of the Policy Anniversary on or following the date we approve your application for increase. You will receive a new Schedule to show the increased Stated Death Benefit, the effective date of the increase and the new surrender charges.

The amount of an increase in the Stated Death Benefit is referred to as a coverage segment. Each such increase comprises a new segment.

If the increase become effective during the first three Policy Years, the No-Lapse Guarantee will be extended for three years from the effective date of the increase. A Target Premium will be established for the increase, and the portion of premiums paid thereafter allocated to the increase will be subject to a new percentage of premium sales load charge.

DECREASE IN STATED DEATH BENEFIT
Your request for a decrease in the Stated Death Benefit may only be made after the second Policy Year or two years following the effective date of an increase in the Stated Death Benefit. A decrease in Stated Death Benefit can only be requested during the thirty day period preceding a Policy Anniversary and in a Written Request. Any decrease in the Stated Death Benefit must be at least
$10,000.   The Stated Death Benefit may not be decreased to less than the minimum amount shown on the Policy Schedule on page 4. Any decrease in the Stated Death Benefit will become effective as of the Policy Anniversary on or following our receipt of your Written Request.

If increases in the initial Stated Death Benefit are in effect, a decrease in the Stated Death Benefit will be allocated to each segment of the Stated Death Benefit in the same proportion as the Target Premium for each segment bears to the total Target Premium for the Policy.

If a decrease in Stated Death Benefit occurs during the first 14 Policy Years, or during the first 14 years following an increase in Stated Death Benefit, a surrender charge may apply.

CHANGE OF DEATH BENEFIT TYPE
After the first Policy Year, you may change the Death Benefit type by sending us a Written Request. A change from type A to type B may require evidence of insurability. The effective date of the change will be the Monthly Processing Date that coincides with or follows the Valuation Day after we approve your Written Request.

If type A is in effect, you can request that it be changed to type B. This will decrease the Stated Death Benefit by the amount of Accumulation Value. The new Stated Death Benefit cannot be less than the minimum Stated Death Benefit shown on the Policy Schedule on page 4.

If type B is in effect, you can request that it be changed to type A. This will increase the Stated Death Benefit by the amount of the Accumulation Value.

CHANGE OF BENEFITS OPTION
You may add or drop any additional benefits by sending us a Written Request. Proof of insurability may be required by us to add a benefit. We may require this Policy to be returned to us to make the change. The amounts and types of benefits allowed to be added must be in accordance with our rules as of the date of your request.

VARIABLE ACCOUNT

The Variable Account is an account established by us pursuant to the laws of the State of Texas, to separate the assets funding the variable benefits for the class of Policies to which this Policy belongs from the other assets of Southland Life Insurance Company.

The Variable Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). All income, gains and losses, whether or not realized, from assets allocated to the Variable Account are credited to or charged against the Variable Account without regard to income, gains or losses of the Company. The assets of the Variable Account are our property, but are separate from our General Account and any other separate account maintained by us. That portion of the assets of the Variable Account which is equal to the reserves and other Policy liabilities with respect to the Variable Account is not chargeable with liabilities arising out of any other business we may conduct.

We reserve the right to transfer to our General Account any assets that are in excess of such reserves and other liabilities.

The Variable Account is divided into Subaccounts, each of which invests in a corresponding Portfolio designed to meet the objectives of the Subaccount. The current Subaccounts are shown on the Policy Schedule on page 5. We may, from time to time, make the following changes to the Variable Account, subject to review by the SEC and other regulatory authorities:

  (1) create new separate accounts for the Policy;
  (2) combine separate accounts, including the Variable Account;
  (3) add new Subaccounts to or remove existing Subaccounts from the Variable Account or combine Subaccounts;
  (4) make new Subaccounts or other Subaccounts available to such classes of Policies or contracts as we may determine;
  (5) add new Portfolios or remove existing Portfolios;
  (6) if shares of a Portfolio are no longer available for investment or if we determine that investment in a Portfolio is no longer appropriate in light of the purposes of the Variable Account, substitute a different Portfolio for any existing Portfolio;
  (7) deregister the Variable Account under the 1940 Act if such registration is no longer required;
  (8) operate the Variable Account as a management investment company under the 1940 Act or as any other form permitted by law; and
  (9) make any changes to the Variable Account or its operations as may be required by the 1940 Act or other applicable law or regulations.

We reserve the right to limit the number of Subaccounts in which you may invest.

ACCUMULATION UNIT VALUE
Net Premiums allocated to a Subaccount or amounts transferred to a Subaccount are converted into

Accumulation Units, a unit of measure used to calculate Subaccount Accumulation Value. For any Subaccount, the number of Accumulation Units credited is determined by dividing the dollar amount directed to the Subaccount by the value of the Accumulation Unit for that Subaccount for the Valuation Period on which the Net Premium is received or the transfer is effective. In this manner, an increase in Subaccount Accumulation Value under a policy occurs by the addition of Accumulation Units of that Subaccount.

The Accumulation Unit Value for each Subaccount was arbitrarily set initially at $10 when the Subaccount was established. Thereafter, for any Subaccount, the Accumulation Unit Value for a Valuation Period equals the Accumulation Unit Value for the preceding Valuation Period multiplied by the Accumulation Experience Factor (described below) for the current Valuation Period.

Decreases in Subaccount Accumulation Value under a Policy are effected by the cancellation of an appropriate number of Accumulation Units of a Subaccount. Accumulation units are canceled as of the end of the Valuation Period in which the Company received notice of or instructions regarding the event.

ACCUMULATION EXPERIENCE FACTOR

For each Subaccount of the Variable Account, the Accumulation Experience Factor reflects the investment experience of the Portfolio in which that Subaccount invests and the charges assessed against that Subaccount for a Valuation Period. The Accumulation Experience Factor is calculated by dividing (1) by (2) and subtracting (3) from the result, where;

  (1) is the result of:
      a. the net asset value per share of the Portfolio held in the Subaccount, determined at the end of the current Valuation Period; plus
      b. the per share amount of any dividend or capital gains distributions made by the Portfolio held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus
      c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Subaccount.
  (2) is the net asset value per share of the Portfolio held in the Subaccount, determined at the end of the last prior Valuation Period.
  (3) is the daily factor representing the mortality and expense risk charge deducted from the subaccount adjusted for the number of days in the Valuation Period.

SUBACCOUNT ACCUMULATION VALUE
The Subaccount Accumulation Value for any Subaccount as of the Policy Date is equal to the amount of the initial Net Premium allocated to that Subaccount.

On subsequent Valuation Days, the amount of the Subaccount Accumulation Value is calculated as follows:

  1. The number of Accumulation Units in that Subaccount as of the beginning of the current Valuation Period multiplied by that Subaccount's Accumulation Unit value for the current Valuation Period; plus
  2. Any additional Net Premiums allocated to that Subaccount during the current Valuation Period; plus
  3. Any Accumulation Value transferred to the Subaccount during the current Valuation Period (including any amounts released from the Policy Loan Account and allocated to that Subaccount during the current Valuation Period); minus

  4. Any Accumulation Value transferred from the Subaccount during the current Valuation Period (including any amounts transferred to the Policy Loan Account) and; the portion of any Excess Transfer Charge allocated to the Subaccount during the current Valuation Period; minus
  5. The portion of any Gross Withdrawal allocated to that Subaccount during the current Valuation Period (including the portion of the Surrender charge resulting from a decrease in Stated Death Benefit allocated to the Subaccount during the current Valuation Period); minus
  6. The portion of the monthly deduction allocated to such Subaccount, if a Monthly Processing Date occurs during the current Valuation Period.

PERSISTENCY REFUND
Each month your Policy remains in force after its tenth Policy Anniversary, we will credit the Accumulation Value in the Subaccounts with a persistency refund equivalent to 0.35% of the Accumulation Value in the Subaccounts on an annual basis for that segment (0.02917% monthly). To compute the persistency refund, a factor is applied to the Accumulation Value as of the prior Monthly Processing Date. The persistency refund will be added to the Subaccounts in the same proportion that your Accumulation Value in each Subaccount bears to the total of Accumulation Value in the Subaccounts on the Monthly Processing Date.

GUARANTEED INTEREST ACCOUNT

The Guaranteed Interest Account is another account to which you may allocate Net Premiums or make transfers. It is part of our general account assets. Interest is credited at the guaranteed annual effective interest rate of 3.5% or may be credited at a higher rate.

We pay a declared interest rate on all amounts that you have in the Guaranteed Interest Account. These interest rates will never be less than the minimum guaranteed effective annual interest rate of 3.5%. When a Net Premium is received or an amount is transferred into the Guaranteed Interest Account, an interest rate will be credited to that amount. The rate will be guaranteed for a twelve-month period. Thereafter, interest rates credited to that amount (and amounts earned on that amount ) will be similarly guaranteed for successive periods of at least twelve-months at the then current interest rate. Therefore, different interest rates may apply to different amounts in the Guaranteed Interest Account, depending on when and how the amount was initially allocated. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Guaranteed Interest Account are accounted for on a first-in-first-out basis. Interest at the guaranteed minimum rate or such higher rate as Southland may determine will be paid regardless of the actual investment experience of the General Account. We bear the full amount of the investment risk for the amount allocated to the Guaranteed Interest Account while the Owner assumes the risk that interest credited may not exceed the guaranteed minimum rate.

ACCUMULATION VALUE
The Guaranteed Interest Account Accumulation Value as of the Policy Date is equal to the amount of the initial Net Premium allocated to the Guaranteed Interest Account.

On subsequent Valuation Days, the Guaranteed Interest Account Accumulation Value is calculated as follows:

  1. The Guaranteed Interest Account Accumulation Value as of the end of the preceding Valuation Period plus any interest earned during the Valuation Period; plus
  2. Any additional Net Premiums allocated to the Guaranteed Interest Account plus interest credited to those premiums during the current Valuation Period; plus

  3. Any Accumulation Value transferred to the Guaranteed Interest Account during the current Valuation Period (including any amounts released from the Policy Loan Account and allocated to the Guaranteed Interest Account during the current Valuation Period); minus
  4. Any Accumulation Value transferred from the Guaranteed Interest Account during the current Valuation Period (including any amounts transferred to the Policy Loan Account) and the portion of any Excess Transfer Charge allocated to the Guaranteed Interest Account during the current Valuation Period; minus
  5. The portion of any Gross Withdrawals allocated to the Guaranteed Interest Account during the current Valuation Period (including the portion of any Surrender Charges resulting from a decrease in Stated Death Benefit allocated to the Guaranteed Interest Account during the current Valuation Period); minus
  6. The portion of the monthly deduction allocated to the Guaranteed Interest Account, if a Monthly Processing Date occurs during the current Valuation Period.

TRANSFERS

After the Free-Look Period, you may transfer amounts among Subaccounts and the Guaranteed Interest Account. Transfers may be made based upon instructions given by Written Notice or by telephone. Any such transfer will take effect at the end of the Valuation Period during which we receive such notice at our Customer Service Center, or such later date as you may specify in your Written Notice or telephone request.

Each transfer must be for a minimum of $100 or the balance in the Subaccount or the Guaranteed Interest Account, if less. The minimum amount which can remain in a Subaccount or in the Guaranteed Interest Account as a result of a transfer is $100. Any amount below this minimum must be included in the amount transferred.

Once during the first 30 days of each Policy Year, you may transfer amounts to or from the Guaranteed Interest Account. Transfer requests received within 30 days prior to the Policy Anniversary will be considered requests to transfer on the Policy Anniversary. A request to transfer to or from the Guaranteed Interest Account that is received on the Policy Anniversary or within the following 30 days will be processed if it is the first such transfer request received during the 30 day period. Requests for transfer to or from the Guaranteed Interest Account received at any other times will not be processed.

The maximum transfer amount from the Guaranteed Interest Account to the Subaccounts of the Variable Account in any Policy Year is the greater of:

  a. 25% of the Guaranteed Interest Account Accumulation Value immediately prior to the first transfer or Withdrawal in that Policy Year from the Guaranteed Interest Account;
  b. $100; or
  c. the sum of the amounts that were transferred out of and withdrawn from the Guaranteed Interest Account in the prior Policy Year.

EXCESS TRANSFER CHARGE
The first 12 transfers per Policy Year will be allowed free of charge. Thereafter, a $25 transfer charge may be deducted from the amount transferred. All transfers effected during a single Valuation Period will be counted as one transfer for purposes of the transfer charge. Transfers due to the operation of Dollar Cost Averaging or Automatic Rebalancing are not included in determining the limit on the number of transfers allowed without a charge. The charge will be deducted from your Subaccount Accumulation Value and Guaranteed Interest Account Accumulation Value in the same proportion as amounts transferred from those values.

DOLLAR COST AVERAGING FACILITY
If you have at least $10,000 of Accumulation Value in the Money Market Subaccount shown on the Policy Schedule on page 5, you may choose to transfer a specified dollar amount each month from this Subaccount and have a percentage of that amount transferred to other Subaccounts of the Variable Account. Dollar Cost Averaging transfers may not be made to the Guaranteed Interest Account.
You may elect the Dollar Cost Averaging transfer option at any time prior to maturity by Written Notice.

The minimum amount that you may elect to transfer each month is $100. The maximum amount that you may transfer is equal to the Subaccount Accumulation Value (when the election is made) of the Subaccount from which the transfer is taken divided by twelve.

The percentage to be transferred to the other Subaccounts must be designated in whole number percentages. No specific dollar designation may be made to the Subaccounts. If you elect to transfer to a particular Subaccount, the minimum percentage that may be transferred to that Subaccount is 5% of the total amount transferred. Transfers for Dollar Cost Averaging will be effected on the Monthly Processing Dates. If, on any transfer date, the Accumulation Value in the selected Subaccount is equal to or less than the amount you elected to have transferred, the entire amount will be transferred, and this option will end. If still in effect, Dollar Cost Averaging will end as of the Valuation Day immediately preceding maturity.

You may change the transfer amount or the Subaccounts to which transfers are to be made once each Policy Year. You may cancel this election by Written Notice at least seven days before the next transfer date. Any transfer under this option will not be included for purposes of computing the transfer charge.

AUTOMATIC REBALANCING
Automatic Rebalancing allows you to match your Accumulation Value in each Subaccount to your allocation percentage for new premiums. Automatic Rebalancing can be elected in your application or by completing the Automatic Rebalancing form and returning it to our Customer Service Center. As of the first Valuation Date of each calendar quarter thereafter we will reallocate your Net Accumulation Value so that the amount in each Subaccount matches your most recent premium allocation. Automatic Rebalancing may not begin until the Monthly Processing Date following the end of the Free Look Period. Automatic Rebalancing will continue until we receive Written Notice or a telephone request at our Customer Service Center to terminate.

While this feature is in effect, we require that you allocate no more than 35% of your premiums to any one Subaccount, and you must allocate your premiums to at least five Subaccounts. If at any time during the operation of the Automatic Rebalancing feature you request a change in premium allocation which does not meet these requirements, we will notify you that your allocation must be changed. We will not process such a request unless you also request that the Automatic Rebalancing feature be discontinued.

When you request a change in premium allocation that meets these requirements, your Net Accumulation Value will be reallocated as of the Valuation Date that we receive your Written allocation instructions. Amounts will be transferred among the Subaccounts to match the allocation for new Premiums.

During the operation of Automatic Rebalancing, you may not change your allocation percentage to the Guaranteed Interest Account by more than 25% of the percentage previously allocated to the Guaranteed Interest Account.

If you change your Automatic Rebalancing allocation more than 5 times per Policy Year, there will be a $25 charge taken from your Accumulation Value. The charge will be deducted from each of the Subaccounts of the Variable Account and the Guaranteed Interest Account in the same proportion that your Accumulation Value in each account bears to your Net Accumulation Value as of the Valuation Day the allocation change is effective.

You may elect either Dollar Cost Averaging or Automatic Rebalancing, but not both. Other transfers may not be made during Automatic Rebalancing.

POLICY SURRENDER AND WITHDRAWALS

POLICY SURRENDER
You may surrender this Policy for its Cash Surrender Value by Written Notice. We must receive the Policy and your request during the Insured's lifetime. We will pay the Cash Surrender Value within seven days following receipt of the Written Notice. The Policy will be canceled on the date of receipt of the Written Notice.

The Cash Surrender Value under the Policy is at least equal to that required by law. A detailed statement of the method of computation has been filed with the insurance department of the state where the policy was issued.

WITHDRAWALS
You may withdraw part of the Cash Surrender Value after the first Policy Year by Written Notice or request by telephone. We must receive the request during the Insured's lifetime.

The maximum Withdrawal amount is the Cash Surrender Value minus $500. The amount withdrawn from the Guaranteed Interest Account may not be greater than the total Withdrawal times the ratio of the Accumulation Value in the Guaranteed Interest Account to the total unborrowed Accumulation Value immediately prior to the Withdrawal. It cannot cause the Stated Death Benefit to reduce below the Minimum Stated Death Benefit shown in the Schedule. The minimum Withdrawal amount, the maximum number of Withdrawals per Policy Year and the Withdrawal Transaction Charge are shown below:

      Minimum Withdrawal amount                        $500
      Maximum number of Withdrawals per Policy Year    12
      Withdrawal Transaction Charge:                   the lesser of $25 or 2%
                                                       of the amount requested

If death benefit type A is in effect, a Withdrawal will reduce the Accumulation Value and the Stated Death Benefit. However, if the Withdrawal is the first Withdrawal of that Policy Year, the Insured's attained age is less than 81 at the time of the Withdrawal, and the Withdrawal occurs less than 16 years following the date of issue, then the Withdrawal will not reduce the Stated Death Benefit if the amount of the Withdrawal is less than 5% of the Stated Death Benefit. If the above conditions are met and the amount of the Withdrawal exceeds 5% of the Stated Death Benefit, the Stated Death Benefit will only be reduced by the amount of such excess. The Stated Death Benefit will be reduced in proportion to the reduction in Accumulation Value caused by the Gross Withdrawal. The decrease in Accumulation Value will occur on the day we process the Withdrawal; however, the decrease in Stated Death Benefit will be effective as of the next Monthly Processing Date. If the Withdrawal occurs during the first 14 Policy Years or first 14 years following an increase in Stated Death Benefit, a Surrender Charge will be assessed.

If death benefit type B is in effect, a Withdrawal will reduce the Accumulation Value but the Stated Death Benefit will not be reduced as the Accumulation Value reflects the decrease.

You may tell us how to allocate the Gross Withdrawal among the Subaccounts and the Guaranteed Interest Account. If you do not, the Withdrawal will be allocated among the Subaccounts and the Guaranteed Interest Account on a pro rata basis.

We will pay a withdrawal request within seven days following our receipt of the request.

WITHDRAWAL TRANSACTION CHARGE
A Withdrawal Transaction Charge of the lesser of $25 or 2% of the amount requested will be deducted from the requested Withdrawal amount on any Withdrawal made during a Policy Year after the first Withdrawal. The Withdrawal Transaction Charge will be deducted from your Net Accumulation Value on the same basis as the Withdrawal is taken.

POLICY LOANS

This Policy has loan privileges that are described below. Any outstanding Policy Debt will be deducted from proceeds payable at the Insured's death, on maturity or on Surrender.

MAKING A POLICY LOAN
After the first Policy Anniversary, you may obtain a policy loan from us by submitting a Written Request or telephone request to our Customer Service Center. This Policy is the only security required. The available loan amount at any time is the maximum loan amount less any outstanding Policy Debt. The maximum loan amount is equal to 90% of the Policy's Cash Surrender Value at the time of the loan. The minimum amount you may borrow is $100.

Certain loan amounts taken after the earlier of:

  1.  the tenth Policy Anniversary, or
  2. the fifth Policy Anniversary if the Insured's attained Age is 60 or greater,

will be considered preferred loan amounts as described below.

During each Policy Year of preferred loan eligibility amounts, the first loan made during that year will be considered a preferred loan amount up to a maximum of 10% of the Net Accumulation Value. Any amount loaned later in that Policy Year will not be considered a preferred loan amount.

If the preferred loan amount made during any Policy Year is less than the maximum allowed, the balance may not be carried over to increase the eligible preferred loan amount of any subsequent Policy Year.

Beginning with the 21st Policy Year, all loan balances will be considered to be preferred loan amounts.

INTEREST CREDITED
Accumulation Value in the Policy Loan Account of the General Account will be credited with 4% interest annually. The interest earned will be allocated to the Subaccounts and the Guaranteed Interest Account in the same proportion that Net Premiums are being allocated and will be transferred on each Policy Anniversary.

INTEREST CHARGES
Interest charges on Policy loans is due and payable on each Policy Anniversary. If interest is not paid when due, it will be added to the Policy Debt and will be charged interest at the rate than being charged on the loan.

The maximum annual Policy Loan interest rate is 4.0% for preferred loans and 6.0% for other loans. We have the option of charging lower rates.

OTHER BORROWING RULES
When a policy loan is made, or when interest is not paid when due, an amount of Accumulation Value sufficient to secure the Policy Debt is transferred out of the Variable Account and the Guaranteed Interest Account and into the Policy Loan Account of our General Account. You may tell us how to allocate the remaining Accumulation Value among the Subaccounts and the Guaranteed Interest Account provided that the amount remaining in the Subaccount or the Guaranteed Interest Account as a result of the allocation is at least $100. Otherwise, the Accumulation Value will be allocated among the Subaccounts and the Guaranteed Interest Account in the same proportion that the Policy's Accumulation Value in each Subaccount and the Guaranteed Interest Account bears to the total Accumulation Value in all Subaccounts and the Guaranteed Interest Account on the date we make the loan.

If the outstanding Policy Debt exceeds the Accumulation Value less any Surrender Charge and the Monthly Deduction, the Policy will be in default. We will send you a notice of the amount you must pay. If you do not pay this amount within 61 days after we send notice, the Policy will terminate without value. We will send the notice to you and to any assignee of record at our Customer Service Center.

Any loan transaction will permanently affect the values of this Policy.

REPAYING A POLICY DEBT
You can repay a Policy Debt in part or in full anytime during the Insured's life prior to maturity while this Policy is in force. If there is an outstanding Policy loan, any payment which is not a scheduled premium received before maturity is considered loan repayment unless otherwise indicated. When a loan repayment is made, Accumulation Value in the General Account related to that payment will be transferred into the Subaccounts and the Guaranteed Interest Account in the same proportion that Net Premiums are then being allocated unless you provide other instructions.

POLICY CHARGES

Charges against your Policy consist of expenses for taxes and sales loads, administrative expenses, cost of insurance charges, certain policyholder transactions which exceed a maximum, and surrender charges on Withdrawals. Mortality and Expense Risk charges apply to the Subaccounts. They do not apply to the Guaranteed Interest Account.

TAXES AND SALES LOADS
These charges are deducted as a percentage of your premium payments to define the Net Premiums. These charges will not exceed the amounts shown on the Policy Schedule on page 8.

MONTHLY DEDUCTION
Administrative expenses and cost of insurance charges are taken from the Accumulation Values monthly as a Monthly Deduction. Maximum monthly administrative expenses are shown on the Policy Schedule on page 8. The Cost of Insurance charges are given below.

The monthly deduction is taken from the Accumulation Value on each Monthly Processing Date. The monthly deduction includes the Initial Policy Charge (during the first 12 months), the Monthly Policy Charge, the cost of insurance charge for the Policy and for any additional benefits provided by riders.

The monthly deduction is allocated to the Subaccounts of the Variable Account and Guaranteed Interest Account in the same proportion that your Accumulation Value in the Account bears to the total Accumulation Value as of the Monthly Processing Date.

COST OF INSURANCE CHARGE
The cost of insurance charge compensates us for the anticipated cost of paying the amount of the Death Benefit that exceeds your Accumulation Value upon the death of the Insured. The cost of insurance charges are calculated monthly and vary from month to month.

The charge is equal to our current monthly cost of insurance rate multiplied by the net amount at risk under the Policy for Death Benefit. The net amount at risk for the Base Death Benefit is equal to the difference between the current Base Death Benefit and the amount of your Accumulation Value on the Monthly Processing Date. For this purpose, the amount of your Accumulation Value is determined after deduction of administrative charges and other supplemental benefit charges due on that date, but before deduction of the cost of insurance charges for the Base Death Benefit, and any Adjustable Term Insurance Rider on the Adjustable Term Insurance Rider. The net amount at risk for the Adjustable Term Insurance Rider is equal to the amount of the benefit provided.

If the Base Death Benefit at the beginning of the month is increased, for example, due to the requirements of Federal income tax law definition of life insurance, net amount at risk for the Base Death Benefit than month will also increase, but the net amount at risk for any Adjustable Term Insurance Rider may be reduced. Therefore, the amount of the cost of insurance charges will vary from month to month with changes in the net amount at risk, changes in the relative makeup of the death benefit, and with increasing Age of the Insured.

If the Death Benefit of your Policy consists of more than one segment because there has been an increase in Stated Death Benefit, the charge is calculated separately for each segment. The cost of insurance charge for each segment is equal to our current monthly cost of insurance rate for each segment times the net amount at risk for that segment of the Death Benefit. Net Amount at Risk for each segment of the Death Benefit is calculated on the Monthly Processing Date. Net amount at risk is allocated to each Stated Death Benefit segment in the same proportion that the Stated Death Benefit of each segment bears to the sum of the Stated Death Benefit for all coverage segments as of the Monthly Processing Date.

The cost of insurance rates for Base Death Benefit segments are based on the risk class of the Insured, the Insured's Age on the date a segment is created and duration since segment creation. The cost of insurance rates for any Adjustable Term Insurance Rider are based on the Age and risk class of the Insured on the Policy Date and duration since issue.

A risk class of tobacco or non-tobacco or a risk class involving a higher mortality risk (a "substandard" risk) is determined when we issue the Policy, based on our underwriting of the application. This original risk class applies to the initial Stated Death Benefit and any Adjustable Term Insurance Rider when added to the Policy. When an increase in Stated Death Benefit is requested, we conduct underwriting before approving the increase to determine whether a different risk class will apply to the increase. If the risk class for the increase has lower cost of insurance rates than the original risk class, the risk class for the increase also will be applied to the initial Stated Death Benefit. If the risk class for the increase has higher cost of insurance rates than the original risk class, the risk class for the increase will apply only to the increase in Stated Death Benefit, and the original risk class will continue to apply to the initial Stated Death Benefit.

Our current cost of insurance rates may be less than the guaranteed rates. In addition, current rates are greater for Policies with Stated Death Benefit (or Target Death Benefit, if any) that is less than $250,000 on the Policy Date.
Our current cost of insurance rates will be determined based on our expectations as to future experience. The rates may change from time to time, but they will never be more than the guaranteed maximum rates set for in your Policy.

Cost of insurance rates (whether guaranteed or current) of an Insured in a non-tobacco class are lower than guaranteed rates for an Insured of the same age and sex in a tobacco class.

The tables on pages 27 and 28 give non-tobacco and tobacco risk class Guaranteed Maximum Cost of Insurance rates. The rates in the Table are guaranteed not to increase. To determine the guaranteed maximum rates for your Policy, use the column appropriate for your risk class. Multiply the rates shown by your risk class factor. Column 1 applies if your risk class includes the word "Non-tobacco". Otherwise, column 1 applies. See the Policy Schedule on page 4 for your risk class.

BASIS OF COMPUTATIONS
The guaranteed maximum cost of insurance rates for Insureds ages 15 and older are computed using the 1980 Commissioners' Standard Ordinary Mortality Tables, Smoker or Nonsmoker, Age Nearest Birthday ("1980 CSO Tables") at 3.5% interest. For juvenile Insureds ages 0-14, the 1980 Commissioners' Standard Ordinary Mortality Table, Nonsmoker, Age Nearest Birthday will be used. The guaranteed rates for substandard classes are based on multiples or additives of the 1980 CSO Tables.

----------------------------------------------------------
       GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
                     RATES PER $1,000
                       AGES 0 - 50
----------------------------------------------------------
           Attained Age       NON-TOBACCO         TOBACCO
----------------------------------------------------------
                 0              0.34900
                 1              0.08921
                 2              0.08254
                 3              0.08170
                 4              0.07920
                 5              0.07503
                 6              0.07169
                 7              0.06669
                 8              0.06336
                 9              0.06169
                10              0.06085
                11              0.06419
                12              0.07086
                13              0.08254
                14              0.09588
                15              0.10756            0.13760
                16              0.11924            0.15597
                17              0.12842            0.17099
                18              0.13343            0.18018
                19              0.13844            0.18853
                20              0.14011            0.19270
                21              0.13927            0.19437
                22              0.13677            0.19187
                23              0.13427            0.18853
                24              0.13093            0.18435
                25              0.12675            0.17851
                26              0.12342            0.17350
                27              0.12175            0.17183
                28              0.12008            0.17016
                29              0.12008            0.17183
                30              0.12008            0.17517
                31              0.12258            0.18101
                32              0.12509            0.18686
                33              0.12926            0.19604
                34              0.13427            0.20690
                35              0.14094            0.21943
                36              0.14762            0.23447
                37              0.15680            0.25369
                38              0.16682            0.27542
                39              0.17851            0.30050
                40              0.19103            0.32893
                41              0.20607            0.36239
                42              0.22110            0.39670
                43              0.23865            0.43604
                44              0.25619            0.47708
                45              0.27709            0.52401
                46              0.29966            0.57096
                47              0.32391            0.62212
                48              0.34984            0.67584
                49              0.37912            0.73631
                50              0.41009            0.80018

----------------------------------------------------------
       GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
                     RATES PER $1,000
                       AGES 51 - 99
----------------------------------------------------------
           Attained Age       NON-TOBACCO          TOBACCO
----------------------------------------------------------
                51              0.44693            0.87419
                52              0.48965            0.95668
                53              0.53742            1.05105
                54              0.59276            1.15734
                55              0.65401            1.27051
                56              0.72203            1.39312
                57              0.79429            1.52015
                58              0.87251            1.65583
                59              0.96090            1.79682
                60              1.05949            1.95335
                61              1.16916            2.12977
                62              1.29417            2.32876
                63              1.43714            2.55476
                64              1.59899            2.80452
                65              1.77812            3.07567
                66              1.97123            3.35886
                67              2.18097            3.65683
                68              2.40660            3.96448
                69              2.65338            4.29327
                70              2.93268            4.65747
                71              3.30181            5.06279
                72              3.61779            5.52571
                73              4.04199            6.04980
                74              4.52073            6.62444
                75              5.03724            7.26414
                76              5.59039            7.92842
                77              6.17549            8.60587
                78              6.78686            9.28569
                79              7.44038            9.98835
                80              8.16249           10.74534
                81              8.97320           11.57692
                82              9.89814           12.50906
                83             10.95204           13.55162
                84             12.11846           14.66820
                85             13.37460           15.82369
                86             14.69860           16.98122
                87             16.08129           18.12337
                88             17.49682           19.38671
                89             18.96601           20.65144
                90             20.51212           21.93652
                91             22.16549           23.26852
                92             23.98724           24.70635
                93             26.06643           26.58833
                94             28.78427           29.07200
                95             32.81758           32.81758
                96             39.64294           39.64294
                97             53.06605           53.06605
                98             83.33333           83.33333
                99             83.33333           83.33333
----------------------------------------------------------

MORTALITY AND EXPENSE RISK CHARGE

We will deduct a daily charge from the assets in the Subaccounts to compensate Southland for mortality and expense risks that we assume under the Policy. The daily charge is at the rate of 0.002466% (equivalent to an annual rate of 0.90%) on the assets of the Variable Account. The mortality and expense risk charge is not deducted from the Guaranteed Interest Account.

The mortality risk assumed is the risk that Insureds, as a group, will live for a shorter period of time than estimated and, therefore, the cost of insurance charges specified in the Policy will be insufficient to meet our actual claims. The expense risk assumed is the risk that it will cost us more to issue and administer the Policy and the Variable Account than we expected in setting certain of the charge levels guaranteed in the Policy.

PORTFOLIO EXPENSES

There are fees and charges deducted from the Portfolios. Please read the prospectus for the Portfolios you are considering for complete details.

SURRENDER  CHARGES

We assess a surrender charge against your Accumulation Value upon a surrender, reduction in Stated Death Benefit or lapse of your Policy in the first fourteen Policy years, or the fourteen Policy Years following an increase in Stated Death Benefit (herein referred to as an addition of a new coverage segment of Stated
Death Benefit).   The surrender charge consists of two charges: an
administrative surrender charge and a sales surrender charge.

During the first fourteen years of the Policy or within 14 years of an increase in the Stated Death Benefit, if you request a decrease to the Stated Death Benefit of your Policy or take a Withdrawal which decreases the Stated Death Benefit, we will deduct a portion of the surrender charge from your Net Accumulation Value. The amount of the surrender charge which will be deducted from your Net Accumulation Value on the decrease will equal the surrender charge in effect before the reduction minus the surrender charge in effect after the reduction.

Decreases as a result of a change to your death benefit option do not result in a surrender charge deduction from your Net Accumulation Value and future surrender charges will not be reduced.

Increases in the Stated Death Benefit as a result of changes in death benefit option do not result in an increase in the maximum sales surrender charge. All other increases in Stated Death Benefit will increase the maximum surrender charges.

ADMINISTRATIVE SURRENDER CHARGE
The administrative surrender charge in the first nine years is equal to four dollars ($4.00) per $1,000 of Stated Death Benefit. After the first nine years following issuance of the Policy or the effective date of a coverage segment, the administrative surrender charge decreases by one-sixth of the amount in effect at the end of the 9th Policy year until it reaches zero at the beginning of the fifteenth year, or the year in which the Insured reaches Age 98, whichever is earlier.

During the first 14 Policy years or within 14 years of an increase in the Stated Death Benefit, if you request a decrease to the Stated Death Benefit or take a Withdrawal which causes the Stated Death Benefit to decrease, your administrative surrender charge will decrease in the same proportion that the Stated Death Benefit decreases.

SALES SURRENDER CHARGE
The sales surrender charge is a percentage of actual premiums paid up to a maximum based on Target Premiums. In the first two Policy Years or the first two years following an increase in Stated Death Benefit, the sales surrender charge is capped at 26% of premiums paid up to one Target Premium, plus 6% of premiums paid between one and two Target Premiums, plus 5% of all other
premiums.   The Target Premium for your Policy and any Stated Death Benefit coverage segments added since the Policy Date will be listed in the Schedule of your Policy. Upon a decrease in the Stated Death Benefit the Target Premium for each segment will be reduced in the same proportion that the Stated Death Benefit is reduced.

The maximum sales surrender charge for a Stated Death Benefit segment is shown in the Policy Schedule. This charge remains level for the first nine Policy Years or for the first nine years following an increase in a Stated Death Benefit segment, then decreases by one-sixth of the amount in effect at the end of the 9th year each Policy year until it reaches zero at the beginning of the fifteenth year, or the year in which the Insured reaches Age 98, whichever is earlier.

Upon a decrease in the Stated Death Benefit other than due to a change in death benefit option, the Target Premium for each segment will be reduced in the same proportion that the Stated Death Benefit is reduced. The following rules explain when a sales surrender charge is deducted on a decrease in Stated Death Benefit, and how future sales surrender charges are adjusted. If the new target Premium for each Stated Death Benefit segment is greater than or equal to the sum of your paid Premiums which are allocated to the segment, the maximum sales surrender charge you may pay in the future will be reduced, but a sales surrender charge will not be deducted from your Accumulation Value. If the new Target Premium for each Stated Death Benefit segment is less than the sum of your paid Premiums which are allocated to the segment, your maximum sales surrender charge you may pay in the future will be reduced and a sales surrender charge will be deducted from your Accumulation Value. The new sales surrender charge will be recalculated as if the new Target Premium was always in effect for the segment. A deduction equal to the difference between the sales surrender charge as calculated before and after the decrease will be taken from your Accumulation Value.

If you request a decrease to the Stated Death Benefit or take a Withdrawal which causes the Stated Death Benefit to be reduced, more than nine years following the Policy date or the date of an increase to the Stated Death Benefit, whichever is applicable, the maximum sales surrender charge you could pay in the future will be reduced in the same proportion that the Stated Death Benefit is reduced.

REPORTS

ANNUAL REPORTS
Each year you will be mailed an annual report that shows the progress of the Policy. This report will show for the last Policy Year the current Accumulation Value, Cash Surrender Value and premiums paid since the last report. The report will also show the allocation of your Accumulation Value as of the date of the report and the amounts added to or deducted from your Subaccount Accumulation Values and Guaranteed Interest Account Accumulation Value since the last report. The report will include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which the Policy is delivered.

OTHER REPORTS
You may request a report illustrating future values of the Policy under both guaranteed and current assumptions. A reasonable fee not to exceed $50 may be charged for this report.

GENERAL POLICY PROVISIONS

This Policy, the attached application, any additional riders or endorsements, and any supplemental applications make up the entire contract between you and us. In the absence of fraud, statements in the application will be considered representations and not warranties. No statement will void this Policy or be used in defense of a claim unless contained in the application.

CONFORMITY WITH MONTANA STATUTES
The provisions of this Policy conform to the minimum requirements of Montana law and control over any conflicting statutes of any state in which an Insured resides on or after the effective date of such Insured's coverage.

POLICY INCONTESTABILITY
We cannot contest this Policy after it has been in force for two years from the Policy Date, during the Insured's lifetime except for non-payment of premium.
No benefits added to your Policy after the Policy Date can be contested after two years from the effective date of such benefit, during the Insured's lifetime except for non-payment of premium.

TERMINATION
All coverage under this Policy will terminate on the first to occur of one of these events:
  1.  you request that coverage terminate; or
  2.  the Insured dies; or
  3.  this Policy matures; or
  4.  the grace period ends; or
  5.  this Policy is surrendered.

On termination of this Policy, we will make any payment that may be applicable.

AGE MISSTATEMENT
The amount of insurance under this Policy is based on the Insured person's Age nearest birthday on the Policy Date. If the Age shown in the Policy Schedule is wrong, the Stated Death Benefit will be adjusted. The adjusted Death Benefit will be that which would be purchased by the most recent cost of insurance charge at the correct Age.

SUICIDE
If the Insured commits suicide during the first two years from the Policy Date, instead of paying the Policy proceeds, we will make a limited payment of:
  1.  all premiums paid; less
  2.  any Policy Debt; less
  3.  any Withdrawals.

If the Insured commits suicide within two years from the effective date of any increase in Stated Death Benefit or benefits provided by any rider, we will pay:
  1. proceeds from this Policy and any benefits that have been in force at least two years from their respective effective dates; plus
  2. the cost of insurance for any increase or additional benefits that have been in effect less than two years from their respective effective dates; less
  3. any Policy Debt; less
  4. any Withdrawals.

The payment will be made to the Beneficiary.

MODIFICATIONS
No agent is allowed to make any changes in this Policy. Changes can only be made by our President, a Vice President, or the Secretary.

DELAY OF PAYMENT BY LAW
Payments of Withdrawals, Surrenders or Death Benefit Proceeds from the Subaccounts will usually be made within seven days after receipt of your request at our Customer Service Center. However, we may postpone the processing of any such transactions for any of the following reasons:

  a) When the New York Stock Exchange ("NYSE") is closed for trading other than for customary holiday or weekend closings, or trading on the NYSE is otherwise restricted, as determined by the SEC;
  b) When the SEC determines that an emergency exists that would make the disposal of securities held in the Variable Account or the determination of the value of the Variable Account's assets not reasonably practicable; or
  c)  When the SEC by order permits a delay for the protection of Policy owners.

We may defer up to six months the payment of any Withdrawal or proceeds from the Guaranteed Interest Account. Interest will be credited at the currently declared rate of interest for the Guaranteed Interest Account until payment is made.

CONVERSION OF POLICY

At any time within the first 24 Policy months after issuance of the Policy or after an increase in Stated Death Benefit while this Policy is in force during the life of the Insured, you may convert this Policy without evidence of insurability for a new Policy on the life of the Insured providing benefits which do not vary with the investment experience of the Variable Account. This conversion is accomplished by the transfer of the entire amount in the Subaccounts of the Variable Account to the Guaranteed Interest Account and the allocation of all future premium payments to the Guaranteed Interest Account. This will, in effect, serve as a conversion of the Policy to the equivalent of a flexible premium universal life insurance policy. No charge will be imposed on the transfer in exercising this exchange privilege. The exchange will be subject to the following conditions:

  (1) The new Policy will be on the flexible premium adjustable life insurance plan that was being issued by Southland on the date of issue of this Policy.
  (2) The new Policy will provide the same amount of death benefit or the same net amount at risk to Southland as this Policy and will have the same Policy Date and issue Age as this Policy.
  (3) The cost of insurance rates for the new Policy will be those applicable to flexible premium adjustable life policies in the same risk classification as this Policy and issued on the same date as this Policy.
  (4) All Policy Debt under this Policy must be paid.

The contestable period, suicide period, and surrender charge period of the new Policy will be measured from the Policy Date. The Accumulation Value of this Policy will be transferred to the new Policy as of the effective date of the conversion. The effective date of the conversion will be the date Southland received Written Request for conversion at its Customer Service Center. When exercising your conversion right, you are required to return the Policy to our Customer Service Center, and we will send to you a new policy form which will not allow you to allocate future premiums to Portfolios of the Variable Account.

HOW BENEFITS ARE PAID

Any payment of proceeds of this Policy will be made in a lump sum payment unless you request an alternate method. You may request any of the alternate payment options listed below if you prefer.

SELECTING AN OPTIONAL PAYMENT
To select an option, send Written Notice to our Customer Service Center. Payment under any option must be at least $20. Payment under these options to any assignee, executor, administrator, trustee, corporation or association cannot be made without our consent.

  If you die while receiving payments, any remaining payments will be paid as a lump sum to your estate. If payments are being made to the beneficiary and he or she dies, any remaining payments will be paid as a lump sum to the beneficiary's estate.

--Option 1: Fixed Period - Equal payments for a fixed period of up to 30 years. The longer the period, the lower the payments. Monthly payments per $1,000 are shown in Table 1.

--Option 2: Life Income - Equal payments for life. The longer the certain period, if any, the lower the payments. Monthly payments per $1,000 are shown in Table 2.

--Option 3: Interest Only - Equal payments of 4% interest on the amount left with us. That amount must be at least $1,000.

--Option 4: Fixed Installments - Equal payments totaling at least $60 per year
for each $1,000.   The larger the amount, the shorter the period of payments.

Additional and more favorable forms of payment may be available at the time an option is selected.

PROVISIONS RELATING TO OPTIONS 1, 3, AND 4
Payments made under this option are based on guaranteed compound interest at a rate of 4% per year. They will be increased during any certain or guaranteed periods by any excess interest earnings we declare. If death occurs during a certain or guaranteed period, the lump sum payable to the deceased's estate will be equal to the value of the remaining guaranteed payments reduced by compound interest at 4% per year.

                            SETTLEMENT OPTION TABLES

                          (Per $1,000 of Net Proceeds)



   Table 1 - Fixed           Table 2 - Lifetime Payments
       Period
--------------------         ---------------------------
  Number     Monthly         Male    Without     10 Year
 of Years    Payment         Age     Refund      Certain

--------------------         ---------------------------

     1       $85.12          25       $3.80       $3.80
     2        43.39          26        3.82        3.82
     3        29.49          27        3.85        3.84
     4        22.55          28        3.87        3.87
     5        18.38          29        3.90        3.89
     6        15.61          30        3.92        3.92
     7        13.64          31        3.95        3.95
     8        12.16          32        3.98        3.97
     9        11.01          33        4.01        4.01
    10        10.09          34        4.05        4.04
    11         9.34          35        4.08        4.07
    12         8.72          36        4.12        4.11
    13         8.20          37        4.16        4.15
    14         7.75          38        4.20        4.18
    15         7.36          39        4.24        4.23
    16         7.02          40        4.29        4.27
    17         6.73          41        4.33        4.31
    18         6.47          42        4.38        4.36
    19         6.23          43        4.44        4.41
    20         6.02          44        4.49        4.46
    21         5.83          45        4.55        4.52
    22         5.66          46        4.61        4.57
    23         5.51          47        4.67        4.63
    24         5.37          48        4.74        4.70
    25         5.24          49        4.81        4.76
                             50        4.88        4.83
                             51        4.96        4.90
                             52        5.04        4.97
                             53        5.13        5.05
                             54        5.22        5.13
                             55        5.31        5.22
                             56        5.42        5.31
                             57        5.52        5.41
                             58        5.64        5.51
                             59        5.76        5.62
                             60        5.90        5.73
                             61        6.04        5.85
                             62        6.19        5.98
                             63        6.36        6.11
                             64        6.53        6.25
                             65        6.72        6.39
                             66        6.92        6.54
                             67        7.14        6.69
                             68        7.37        6.85
                             69        7.61        7.01
                             70        7.88        7.18
--------------------------------------------------------



            We will furnish payments for ages not shown on request.

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
   DEATH BENEFITS AND OTHER VALUES PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THESE VALUES MAY
 INCREASE OR DECREASE BASED ON INVESTMENT EXPERIENCE AND ARE NOT GUARANTEED AS
   TO A FIXED DOLLAR AMOUNT. DEATH BENEFITS ARE PAYABLE BY US TO THE BENEFICIARY UPON THE DEATH OF THE INSURED PRIOR TO MATURITY. THE NET
    ACCUMULATION VALUE, IF ANY, IS PAYABLE BY US IF THE INSURED IS LIVING UPON
     MATURITY. FLEXIBLE PREMIUMS ARE PAYABLE BY THE OWNER DURING THE LIFETIME
                         OF THE INSURED UNTIL MATURITY.

                            CUSTOMER SERVICE CENTER
                                P. O. BOX 173789
                             DENVER, CO 80217-3789
                                 (800) 224-3035

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